Exhibit 5.3

February 13, 2015

Casella Waste Systems, Inc.

25 Green Hill Lane

Rutland, VT 05701

Re:	Subsidiary Guarantees of Casella Waste Management of Pennsylvania, Inc.

for Casella Waste System, Inc.‘s 7.75% Senior Subordinated Notes Due 2019

Ladies and Gentlemen:

We have acted as special Pennsylvania counsel to Casella Waste Management of Pennsylvania, Inc., a Pennsylvania corporation (the “Company”) in connection with the Note Guarantee (defined below). This Opinion Letter is being delivered to the addressee in connection with (a) the Registration Statement on Form S-3 (File No. 333-200784) (the “Registration Statement”) filed by Casella Waste Systems, Inc., a Delaware corporation (“Casella Waste”) and the guarantors listed therein (the “Guarantors”), with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of, among other securities, Casella Waste’s 7.75% Senior Subordinated Notes due 2019 (the “Senior Subordinated Notes”) and the guarantees of the Senior Subordinated Notes by the Guarantors (the “Guarantees”), which, along with the other securities registered in the Registration Statement, may be issued from time to time on a delayed or continuous basis pursuant to Rule 415 under the Securities Act at an aggregate initial offering price not to exceed $250,000,000 as set forth in the Registration Statement and the prospectus contained therein (the “Base Prospectus”) and (b) the prospectus supplement, dated February 9, 2015 (the “Prospectus Supplement”) relating to the issue and sale pursuant to the Registration Statement of $60,000,000 aggregate principal amount of Senior Subordinated Notes (the “Notes”). The Registration Statement was declared effective by the Commission on December 29, 2014.

The Notes are to be issued and sold by Casella Waste pursuant to the Indenture, dated as of February 7, 2011, among Casella Waste, the Guarantors party thereto and U.S. Bank National Association as trustee and duly qualified under the Trust Indenture Act (as the same has been amended or supplemented through the date hereof, the “Indenture”) pursuant to an underwriting agreement, dated as of February 9, 2015 (the “Underwriting Agreement”) among Casella Waste and the several underwriters named in Schedule 1 thereto, for which Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as representative, which will be filed with the Commission as Exhibit 1.1 to Casella Waste’s Current Report on Form 8-K, dated February 13, 2015.

625 Liberty Avenue · Pittsburgh, PA 15222-3152 · Main 412.297.4900 · Fax 412.297.0672

www.cohenlaw.com

Casella Waste Systems, Inc.

February 13, 2015

A.	DOCUMENTS EXAMINED

In rendering our Opinions, we have made no investigation or inquiry other than review of the following documents:

1. The Subsidiary Guarantee, dated February 13, 2015, by the Company and the other Guarantors party thereto in favor of the holders of the Notes (the “Note Guarantee”).

2. The Certificate of the Secretary of the Subsidiary Guarantors, dated February 13, 2015 (the “Secretary Certificate”), including the Written Consent in Lieu of a Meeting of the subsidiaries of Casella Waste dated January 30, 2015 (the “Resolutions”) and the Incumbency Certificate attached thereto.

3. The Registration Statement.

4. The Base Prospectus.

5. The Prospectus Supplement.

6. The Underwriting Agreement.

7. The Indenture, including the form of Senior Subordinated Notes set forth therein.

8. 7.75% Senior Subordinated Note, dated February 13, 2015, issued by Casella Waste in favor of Cede & Co. in the original principal amount of $60,000,000.

9. The Articles of Incorporation of the Company filed with the Commonwealth of Pennsylvania Department of State on January 17, 1997, and the Statements of Change of Registered Office filed with the Commonwealth of Pennsylvania Department of State on May 9, 2011, January 21, 2005 and January 26, 2006.

10. The By-Laws of the Company adopted January 17, 1997.

11. The Subsistence Certificate of the Company issued by the Commonwealth of Pennsylvania Department of State on January 27, 2015.

Casella Waste Systems, Inc.

February 13, 2015

B.	ASSUMPTIONS, QUALIFICATIONS AND EXCLUSIONS

In rendering our Opinions we have made the assumptions listed on Exhibit A. Our Opinions are subject to the qualifications and exclusions listed on Exhibit B.

C.	OPINIONS

Based upon and subject to such assumptions, qualifications and exclusions, we are of the opinion that:

1. The Company is a corporation presently subsisting under the laws of the Commonwealth of Pennsylvania (the “Commonwealth”).

2. The Company (a) has the corporate power to carry on its business as now being conducted, to own and operate its properties and assets and to enter into and perform its obligations under the Note Guarantee and (b) has obtained all corporate authorizations and approvals which are necessary for it to execute, deliver and perform the Note Guarantee.

3. The Note Guarantee has been duly and validly executed and delivered by the Company.

4. Execution and delivery by the Company of the Note Guarantee do not, and performance of its agreements in the Note Guarantee will not, violate its charter or bylaws.

5. Execution and delivery by the Company of, and performance of its agreements in, the Note Guarantee are not prohibited by any statute or regulation of the Commonwealth that a lawyer practicing in such jurisdiction exercising customary professional diligence would reasonably recognize as being directly applicable to the Company, the transactions contemplated by the Note Guarantee or both.

6. Execution and delivery by the Company of, and performance of its agreements in, the Note Guarantee do not require any approvals from or filings with any governmental authority under any statute or regulation of the Commonwealth.

7. No taxes, including, without limitation, intangible or documentary stamp taxes, recording taxes, transfer taxes or similar taxes, are payable to the Commonwealth’s Department of Revenue on account of the execution and delivery by the Company of the Note Guarantee or the creation of indebtedness evidenced under the Note Guarantee.

We hereby consent to the filing of this opinion with the Commission as an exhibit to Casella Waste’s Current Report on Form 8-K to be filed on or about February 13, 2015, which

Casella Waste Systems, Inc.

February 13, 2015

Form 8-K will be incorporated by reference into the Registration Statement and to the use of our name therein and in the related Base Prospectus, preliminary prospectus supplement dated February 6, 2015 and Prospectus Supplement under the caption “Legal Matters.” In giving the foregoing consents, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

This Opinion Letter is given solely as of the date hereof and is limited to the matters expressly set forth herein. This Opinion Letter is subject to future changes in applicable law, and we do not undertake to update this Opinion Letter. It is understood that this Opinion Letter is to be used solely in connection with the issuance and sale of the Notes while the Registration Statement is in effect. Wilmer Cutler Pickering Hale & Dorr LLP may rely upon this Opinion Letter for purposes of issuing its opinion dated the date hereof filed as Exhibit 5.1 to Casella Waste’s Current Report on Form 8-K to be filed on or about February 13, 2015.

Very truly yours,

/s/ Cohen & Grigsby AXK COHEN & GRIGSBY, P.C.

AXG:AXK:JXP

EXHIBIT A

ASSUMPTIONS

1. Each document submitted to us for review and each document obtained by us from any governmental authority is accurate and complete, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original and all signatures on each such document are genuine. All official public records from which any such document, or the information contained in any such document, was obtained are accurate and complete and have been properly indexed and filed.

2. There are no agreements or understandings among the parties, written or oral, and there is no usage of trade or course of dealing among the parties that would, in either case, define, supplement or qualify the terms of the Note Guarantee.

3. All natural persons involved in the transactions contemplated by the Note Guarantee on the Company’s behalf have sufficient legal capacity to carry out their roles in such transactions, and any signatures of such persons on the Note Guarantee or any certificate delivered in connection therewith are genuine.

4. There has not been any mutual mistake of fact or misunderstanding, fraud, duress or undue influence, and the conduct of the parties to the Note Guarantee has complied with all applicable requirements of good faith, fair dealing and conscionability.

5. The business of the Company as now being conducted consists of providing resource management expertise and services to residential, commercial, municipal, and industrial customers, primarily in the areas of solid waste collection and disposal, transfer, recycling, and organics services.

6. Executed originals of the Note Guarantee have been delivered to the person(s) to whom the Note Guarantee is required to be delivered under the terms of the Indenture and the Underwriting Agreement.

7. The Note Guarantee represents and is the “Company Guarantee” referred to in the Resolutions.

8. The Notes are the “Notes” referred to in the Resolutions.

EXHIBIT B

QUALIFICATIONS AND EXCLUSIONS

1. With respect to our Opinion in Paragraph C-1, we have relied exclusively upon the Subsistence Certificate without investigation.

2. We have relied exclusively upon the Secretary Certificate, without investigation, insofar as the factual matters certified to therein relate to any of our Opinions herein.

3. Unless otherwise specifically addressed, our Opinions are subject to the qualification that no opinion is given with respect to the following legal issues:

(a) the applicability of, or compliance with, federal or state laws or regulations relating to securities regulation, antitrust, unfair competition, employee benefits, protection of the environment, land use, tax matters, public or employee health or safety, intellectual property, labor matters, usury, anti-terrorism, money laundering, filing or notice requirements or fraudulent transfer or conveyance;

(b) the applicability of, or compliance with, any federal or state statutes of general application to the extent that they provide for criminal prosecution;

(c) the creation, attachment, perfection, priority or enforceability of any lien or security interest; or

(d) title to any real or personal property.

4. We are members of the Bar of the Commonwealth, and our Opinions expressed herein are limited to the laws of the Commonwealth and, if specifically stated, the United States, in each case as currently in effect, and we assume no responsibility as to the applicability to the matters covered hereby of the laws of any other jurisdiction. To the extent that the Note Guarantee or any of the transactions contemplated thereby are governed by the laws of a jurisdiction other than the Commonwealth, our Opinions herein as they relate to such items are given as if the laws of the Commonwealth govern such items; we express no opinion as to the jurisdiction whose laws actually govern such items.